Exhibit 10.53

March 8, 2019

To the Purchasers Named on Schedule A of the
Bonne Santé Group, Inc.

Secured Promissory Note Purchase Agreement Ladies and Gentlemen:

Reference is made to that certain Secured Promissory Note Purchase Agreement by and among Bonne Santé Group, Inc., a Delaware corporation (the “Company”) and the purchasers named on the Schedule A (the “Purchasers”) and the Secured Promissory Notes issued to the Purchasers in connection therewith (the “Notes”).

Pursuant to Section 2 of the Notes, all outstanding principal and interest on the Notes is due on March 8, 2019 (the “Maturity Date”).

Pursuant to Section 2.4 of the Notes and those certain Future Equity Agreements, by and between the Company and each of the Purchasers, dated as of the same date as the respective Notes (the “Future Equity Agreement”), the Purchasers are each entitled to receive the number of shares of common stock of the Company equal to the original principal amount of their respective Notes divided by the price per share at which common stock is sold in an IPO (as such term is defined therein), delivered at closing of the IPO (the “Issuance Amount”).

Pursuant to Section 11 of the Notes, any term of the Notes may be amended or waived with the written consent of the Company and the holders of Notes representing a majority of the aggregate principal amount of all Notes then outstanding (the “Requisite Holders”).

In consideration for consent of the Requisite Holders to amend the terms of the Notes to extend the Maturity Date to June 8, 2019, the Company hereby agrees to amend Section 2.4 of the Notes and Section 1 of the Future Equity Agreements such that in addition to the Issuance Amount that each Purchaser would be entitled to receive in an IPO, such Purchaser would also be entitled to receive an additional amount of common stock of the Company equivalent to double the Issuance Amount that was provided over the first year, divided by 12 to arrive at a monthly equivalent, to be provided on a pro-rata basis each month until June 8, 2019, or until earlier if pre- paid (the “Extension Equity”).

As an example, if an investor had $120,000 in principal at the time of extension, they would receive $120,000 in common stock at the time of the IPO based upon the original Issuance Amount per the Future Equity Agreement over the first year, in addition to a further $20,000 in common stock at the time of the IPO representing the Extension Equity, for every month the Note is extended until paid. If the Note is paid on the third month after extension, that would be the equivalent of $60,000 of additional common stock for the Extension Equity, or an aggregate total of $180,000 of common stock across the Issuance Amount and Extension Equity. (NOTE: See below for these same figures in a simple table format)

EXAMPLE
Source of Funds / Stock	Value of Principal / Stock (Based on IPO Price)
Principal Investment (paid in cash at maturity)	$ 120,000 (plus 12% interest)
Common Stock from Issuance Amount (for the first year of outstanding principal per NPA)	$ 120,000 (in stock)
Common Stock from Extension Equity (assuming principal is paid in 3 months)	$ 60,000 (in stock)

Grand Total	$ 300,000

*This table does not include the 12% interest calculations, in order to keep the example simple, which is an additional consideration.

By signing below, the Requisite Holders hereby consent and agree to amend the terms of the Notes and the Future Equity Agreements as set forth herein.

Very truly yours,

Bonne Santé Group, Inc.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

AGREED, CONSENT TO AND ACKNOWLEDGED:

Ionic Ventures, LLC
Name of Purchaser

By:	/s/ Keith Coulston
Authorized Signature

Keith Coulston
Name of Signatory (if an entity)

Partner
Official Title or Capacity (if an entity)

3